Exhibit 99.1

CONSENT OF PERSON TO BE NAMED DIRECTOR

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned consents to being named in the Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) of Orphazyme A/S, a public limited liability company (Aktieselskab) organized and existing under the laws of Denmark (the “Company”), as a person who has agreed to serve as a director of the Company, and to the inclusion of his or her biographical information in the Registration Statement.

/s/ Carrolee Barlow
Signature

Carrolee Barlow
Name

August 13, 2020
Date